EXHIBIT 99.1

ROSETTA RESOURCES INC. ANNOUNCES 2010 CAPITAL BUDGET AND GUIDANCE

HOUSTON, December 8, 2009 (GlobalNewswire) – Rosetta Resources Inc. (“Rosetta”) (NASDAQ: ROSE) today announced that its Board of Directors has approved a 2010 capital budget of $280 million. This budget can be funded from internally generated cash flow plus available cash at average commodity prices of approximately $6.00 per Mcf and $70.00 per barrel.

In announcing next year’s program, Randy Limbacher, Rosetta’s CEO and president commented, “Our plans for 2010 reflect the significant progress we made in 2009 to create inventory for growth from existing assets, as well as from successful exploration activities. Although we intend to remain prudent, we expect to carry out a compelling capital program that will allow us to deliver strong growth in production and reserves.  We have many levers to pull on a very attractive inventory base. Our efforts to transform Rosetta have paid off.”

Capital Program Discussion

Of the proposed budget, approximately 80 percent, or $225 million, is earmarked for drilling and completion capital in several of Rosetta’s asset areas, including the Sacramento Basin, the DJ Basin, the South Texas Lobo and Eagle Ford trends, and the Alberta Basin Bakken play in Montana. Approximately 20 percent is allocated for non-drilling capital, such as leasehold and seismic, or other identified organic opportunities. In announcing this budget, the Company reiterated its intention to adjust and allocate capital, as appropriate, based on program results and commodity prices during the year.

In the Sacramento Basin, the Company anticipates continuing its successful recompletion workover program that is targeting bypassed pay in several horizons throughout the Rio Vista Gas Unit. In the DJ Basin, the Company anticipates ramping up drilling to exploit some of the significant identified inventory in that asset. The anticipated DJ drilling activity will be timed with some attractive hedges that the Company put in place during 2009 to protect economic returns on this program. In South Texas, the Company expects to implement a modest Lobo program, but significantly ramp up its Eagle Ford activity. The Company expects to run three rigs in the Eagle Ford during 2010, consisting of a two-rig development program and a one-rig program that is earmarked for ongoing exploration in the play. The Company’s development drilling activity will prioritize on the acreage offsetting the recently announced Gates Ranch discovery in the condensate window of the play. The Company’s leased and committed acreage in the Eagle Ford play now stands at 52,000 net acres, which is comprised of about 20,500 net acres in the liquids-rich Gates Ranch area, 14,000 net acres in the Springer Ranch area, and 17,500 net acres in undisclosed areas of the play. In the Alberta Basin Bakken play, the Company intends to continue exploratory drilling on its approximately 240,000 net acre position.  Thus far in 2009, the Company has drilled one horizontal well, the Tribal Gunsight #31-16H, which is currently undergoing completion and testing. A second well, the Tribal Riverbend #12-13, was drilled vertically, and then cored and logged. A third well, the Tribal Riverbend W07-04H, is expected to be spud before the end of 2009. This well will be drilled as a vertical well and will also be cored and logged. Due to the increased cost and logistics associated with drilling in the Alberta Basin during winter months, the Company expects to suspend drilling in the area after the third well until the second quarter of 2010.

Guidance

Based on the approved capital level and current allocation, the Company believes it can deliver double-digit production growth and reserve growth that is significantly higher than historical performance. Preliminarily, the Company provided full year 2010 average production guidance of 145-155 MMcfe/d, excluding acquisitions and divestitures.

Hedging Update

For 2010 and 2011, the Company's hedge position consists of both fixed-price swaps and collars. For full-year 2010, the Company has hedged 10,000 MMBtu/d of production at an average fixed price of $8.31 per MMBtu. In addition, the Company has hedges in place from July 2010 through December 2011, which consist of fixed-price swaps for 5,000 MMBtu/d of its DJ Basin production at an average price of $5.72 per MMBtu, and 10,000 MMBtu/d of collars for the Company’s production with an average floor price of $5.75 per MMBtu and an average ceiling price of $7.55 per MMBtu.

Limbacher further commented, “The downturn in 2009 forced us to conserve and prioritize, which served Rosetta well. We were able to preserve our liquidity, while putting our capital dollars where we had the strongest likelihood of creating shareholder value by building inventory. We will be as deliberate in 2010 by funding our highest return projects, including developing our recent discoveries, and continuing to test impact areas like the Alberta Basin Bakken. We look forward to continuing to update the market on our emerging plays and on our 2010 budget and programs.”

Forward-Looking Statements:

All statements, other than statements of historical fact, included in this press release are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the intent, belief or current expectations of Rosetta Resources Inc. and its subsidiaries (the “Company”) and its management. These forward-looking statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those herein described. Accordingly, Recipients are cautioned that these forward-looking statements are not guarantees of future performance. Please refer to Company’s risks, uncertainties and assumptions as it discloses from time to time in the Company’s reports and registration statements filed with the SEC, including the risk factors identified in its Annual Report on Form 10-K for the year ended December 31, 2008 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, which can be found on the Company’s website at www.rosettaresources.com.  The Company undertakes no duty to update the information contained herein except as required by law.

[ROSE: F]

Investor Contact:
Michael J. Rosinski
Executive Vice President & Chief Financial Officer
Rosetta Resources Inc.
(713) 335-4037
rosinskim@rosettaresources.com

Page